Allianz Life Insurance Company of New York
John S. Kreighbaum
Senior Counsel
Corporate Legal
5701 Golden Hills Drive
Minneapolis, MN  55416-1297
Telephone:  763-765-6455
scott.kreighbaum@allianzlife.com
www.allianzlife.com

October 26, 2016
Board of Directors
Allianz Life Insurance Company of New York
28 Liberty Street, 38th Floor
New York, New York 10005-1422
Re:  Opinion and Consent of Counsel
         Allianz Life Insurance Company of New York
         Registration Statement on Form S-1 (File No. 333-213126)

Dear Sir or Madam:
You have requested my Opinion of Counsel in connection with the filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of the Registration Statement on Form S-1 for the Individual Deferred Variable Annuity Contract to be issued by Allianz Life Insurance Company of New York, (File No. 333-213126).
I am of the following opinions:
1.
Allianz Life Insurance Company of New York is a stock life insurance company organized under the laws of the state of New York and is authorized to offer fixed and variable annuities and individual life insurance.

2.
Upon the acceptance of purchase payments made by a Contract Owner pursuant to a Contract issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such a Contract Owner will have a legally-issued, fully-paid, non-assessable contractual interest under such Contract.

You may use this opinion letter, or copy hereof, as an exhibit to the Registration Statement.
Sincerely,
Allianz Life Insurance Company of New York

By:      /s/ John S. Kreighbaum
            John S. (Scott) Kreighbaum